Exhibit 99.1

Berkshire Hathaway Energy Completes Acquisition of Additional Stake in Cove Point LNG

Des Moines, IA – September 1, 2023 – Berkshire Hathaway Energy today announced it has completed the purchase of Dominion Energy’s 50% limited partnership stake in the Cove Point LNG, LP business, resulting in a total ownership interest of 75%. The ownership interest is held within BHE GT&S, LLC, a Berkshire Hathaway Energy business unit.

A subsidiary of BHE GT&S is the general partner and operator of the Cove Point natural gas pipeline and its liquefied natural gas terminal located in Lusby, Maryland. A subsidiary of Brookfield Infrastructure Partners holds the remaining 25% limited partnership interest in Cove Point LNG, LP.

On July 10, 2023, Berkshire Hathaway Energy announced that it had reached an agreement to acquire Dominion Energy’s limited partnership interest in Cove Point LNG, LP, for cash consideration of $3.3 billion. Following satisfaction of all conditions, the transaction closed September 1, 2023.

Paul Ruppert, president of BHE GT&S, said: “We are pleased for this opportunity to own a greater stake in the Cove Point LNG business. BHE GT&S will continue its excellent operating and commercial performance at Cove Point, which plays an important role in Berkshire Hathaway Energy’s delivery of clean, low-cost and sustainable energy solutions to customers and communities.”

About BHE GT&S

BHE GT&S is an interstate natural gas transmission and storage company headquartered in Richmond, Virginia, and an indirect subsidiary of Berkshire Hathaway Energy. The company currently operates 5,400 miles of transmission pipeline in the eastern U.S., 756 Bcf of total natural gas storage capacity – with 420 Bcf of working gas capacity, and natural gas gathering and processing assets. BHE GT&S provides LNG solutions through Cove Point LNG, Pivotal LNG and other LNG processing and storage ventures. The energy we provide supports customers including major utilities, power plants and manufacturing through numerous links to production and major pipelines. We are committed to innovative and sustainable solutions that give our customers more options to move their gas safely, reliably and efficiently. Read more at bhegts.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “will,” “to be,” “opportunity,” “continue,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These statements are not historical facts and are based on Berkshire Hathaway Energy’s current beliefs, expectations, estimates and projections. These forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and beyond Berkshire Hathaway Energy’s control, which could cause actual results to differ materially from those indicated in the forward-looking statements. Those factors include, without limitation, Berkshire Hathaway Energy’s ability to achieve the intended benefits of the agreement and the risk factors set forth in Berkshire Hathaway Energy filings and agreements. Berkshire Hathaway Energy disclaims and does not undertake any obligation to update, revise or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

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